Exhibit 99.1

FOR RELEASE AT 8:00 AM EST ON WEDNESDAY, JANUARY 5, 2011

KODIAK OIL & GAS CORP. PROVIDES WILLISTON BASIN

OPERATIONS UPDATE

DOWN-SPACED BAKKEN WELL YIELDS CONSISTENT IP RATES;

THREE FORKS TEST DEMONSTRATES PRODUCTIVE POTENTIAL OF PROLIFIC NEW PAY HORIZON

DENVER — January 5, 2011 /PRNewswire-FirstCall/ — Kodiak Oil & Gas Corp. (NYSE Amex: KOG), an oil and gas exploration and production company with assets in the Williston Basin of North Dakota and Montana and in the Green River Basin of southwest Wyoming and Colorado, today provided an interim update on its Williston Basin oilfield activities.

Kodiak currently operates a two-rig-drilling program in the Williston Basin, with one rig running in Dunn County, N.D. and the second rig drilling ahead in McKenzie County, N.D.  The Company has contracted a third rig which is projected to be drilling late in the first quarter of 2011.  In addition, Kodiak’s joint venture partner, ExxonMobil, spud the FBIR 34X-25 well in Dunn County during the fourth quarter of 2010, in which Kodiak holds a 50% working interest.

As of December 31, 2010, the Company was producing approximately 2,700 barrels of oil equivalent per day (BOE/d), which is in line with previously announced projections.  While final average daily production numbers are not yet compiled for the fourth quarter of 2010, the Company anticipates that production should approximate the previously announced estimate of 2,100 BOE/d. Winter conditions in North Dakota caused curtailment of the transportation of crude oil, resulting in most of Kodiak’s wells being shut in for several days during late December.

While such weather is not atypical, it is difficult to project the timing and impact on production caused by the inclement weather season.  Moving ahead in 2011, production interruptions should be minimized as more of Kodiak’s production is connected to third party pipelines.  The Company will also realize revenues from the sale of natural gas and associated liquids that were previously flared.  The Company has connected its first four producing wells to the pipeline in Dunn County and anticipates four additional wells being connected in the first quarter 2011.

Bakken/Three Forks Development: Dunn County, N.D. (56,000 gross and 35,000 net acres)

During December 2010, Kodiak successfully completed two of four wells on its initial four-well pad, and partially completed a third well that was drilled in the Three Forks Formation.  Due to severe winter weather and road restrictions on trucking, completion work on the remaining wells was postponed until the first quarter of 2011.  Completion activity on the fourth well, as well as the partially completed well, is expected to commence in February.  It is anticipated that all of the wells will be connected to the recently completed third-party operated pipeline system that transports crude oil, natural gas and water.

Longer-lateral Bakken producer records initial production (IP) rate of 2,030 BOE/d

The Two Shields Butte (TSB) #14-21-33-15H well [Kodiak operated - 50% working interest (WI) / 41% net revenue interest (NRI)], a 9,441-foot horizontal lateral, was successfully completed in 23 stages in December 2010.  The well recorded 24-hour initial production rates of 1,835 barrels of oil (BOPD) and 1.27 million cubic feet (MMcf) of natural gas per day, or 2,030 BOE/d. Kodiak completed the 24-hour production test utilizing a 32/64” choke with flowing casing pressure of 1,250 psi.

The TSB #14-21-33-15H well was drilled 1,350 feet apart from an existing producing Bakken well completed in 2009. During completion work, some pressure communication was observed; however, both wells now appear to be producing independently.  While the production history of the wells is limited, the Company believes the initial results do lend support to drilling at least four Bakken wells within a drilling unit.

Longer-lateral Three Forks producer records IP rate of 1,042 BOE/d

The TSB #14-21-33-16H3 well [Kodiak operated - 50% WI / 41% NRI], a 9,294-foot horizontal lateral Three Forks Formation test, was completed in six of the scheduled 22 stages in December 2010.  Although the well has been completed in only six stages to date, the well recorded 24-hour initial production rates of 958 BOPD and 508 thousand cubic feet (Mcf) of natural gas per day, or 1,042 BOE/d.  Kodiak completed the 24-hour production test utilizing a 32/64” choke with average flowing casing pressure of 700 psi.  The remaining 16 stages of this well are scheduled for completion in the first quarter of 2011, along with the fourth well from the pad.

The Three Forks well TSB #13-21-33-16H3 was drilled 700 feet from the TSB #14-21-33-15H well that was recently completed in the Bakken Formation.  By successfully drilling and completing the TSB #14-21-33-16H3, Kodiak demonstrates the productive potential of the Three Forks Formation as an oil-prone reservoir system on its Dunn County core operating area.

Shorter-lateral Bakken producer records IP rate of 1,196 BOE/d

The TSB #14-21-4H well [Kodiak operated - 50% WI / 41% NRI], a 4,665-foot horizontal lateral, was successfully completed in 11 stages in December 2010.  The well recorded 24-hour initial production rates of 1,089 BOPD and 642 Mcf of natural per day, or 1,196 BOE/d.  Kodiak completed the 24-hour production test utilizing a 30/64” choke with flowing casing pressure of 1,000 psi.

Drilling Activity

In the fourth quarter 2010, the Company reached total depth on the first well of its current four-well drilling pad, the TSB #2-24-12-2H [Kodiak operated - 50% WI / 41% NRI] a longer lateral Bakken well, and is drilling ahead on the second well on the pad, the Skunk Creek (SC) #2-24-25-15H [Kodiak operated — 94.7% WI / 77.7% NRI] also a longer lateral Bakken well.  The final two wells from this pad will be the TSB #2-24-12-1H3 [Kodiak operated — 50% WI / 41% NRI] and the SC #2-24-25-16H3 [Kodiak operated — 97% WI / 79% NRI] both longer lateral Three Forks wells.  Completion work should commence in the second quarter 2011.

McKenzie County, N.D. (37,000 gross and 26,000 net acres)

Drilling operations have been completed on a two-well pad in the Koala project area in McKenzie County, N.D.  The Koala #9-5-6-5H [Kodiak operated — 95% WI/ 78% NRI] well was drilled in the Bakken Formation,  and the second well on the two-well pad, the Koala #9-5-6-12H3 well [Kodiak operated — 95% WI/ 78% NRI], was drilled in the Three Forks Formation.  Well bore spacing of these wells was similar to the wells recently completed in Dunn County, N.D.  Completion work is scheduled for the middle of the first quarter 2011.

Drilling activity has commenced on the second two-well pad in this same project area.  The Koala #3-2-11-14H well [Kodiak operated — 50% WI/ 41% NRI] is currently drilling ahead and will be followed by the Koala #3-2-11-13H [Kodiak operated — 50% WI/ 41% NRI].

The Grizzly #13-6H, a 3,100-foot horizontal lateral Bakken well [Kodiak operated — 67% WI/ 56% NRI] is scheduled for completion in January 2011.

For ease of presentation, the Company has provided per-well information in the table below that includes working interest, net revenue interest, lateral length and production rates.

Kodiak Oil & Gas Corp. North Dakota Bakken / TFS Drilling and Completion Activities

Well	WI / NRI (%)	Completion Date	IP 24- Hour Test BOE/d	30 Day Avg. BOE/d	60 Day Avg. BOE/d	90 Day Avg. BOE/d	Gas / Oil Ratio (GOR) Range	Status / Comment
Longer Laterals (8,000’ to 10,000’) - Dunn County, N.D.
TSB #5-7-8-1H	50 / 41	2011	—	—	—	—	—	Spud after SC #2-24-25-16H3
SC #2-24-25-16H3	97 / 79	2011	—	—	—	—	—	Spud after TSB #2-24-12-1H3
TSB #2-24-12-1H3	50 / 41	2011	—	—	—	—	—	Spud after SC #2-24-25-15H
SC #2-24-25-15H	94.7 / 77.7	2011	—	—	—	—	—	Drilling ahead
TSB #2-24-12-2H	50 / 41	2011	—	—	—	—	—	WOCT*
TSB #14-21-16-2H	50 / 41	Q111	—	—	—	—	—	WOCT*
TSB #14-21-33-16H3**	50 / 41	12/10	1,042	—	—	—	—	WOCT*
TSB #14-21-33-15H	50 / 41	12/10	2,030	—	—	—	—	Flowing well
MC #13-34-28-2H	59 / 48	8/10	2,055	1,259	1,073	932	790	Flowing well
MC #13-34-28-1H	59 / 48	9/10	1,906	1,082	1,074	1,012	760	Flowing well
CE #1-22-10H	55 / 45	10/09	1,288	517	438	407	520	Pumping well
TSB #14-33-28H	50 / 41	8/09	1,492	700	588	528	650	Flowing well
TSB #16-8-7H	37.5 / 30.5	6/09	1,856	788	669	599	700	Flowing well
Shorter Laterals (4,000’ to 7,000’) - Dunn County, N.D.
TSB #14-21-4H	50 / 41	12/10	1,196	—	—	—	—	Flowing well
MC #13-34-3H	60 / 49	6/10	1,517	678	580	496	750	Flowing well
MC #16-3H	60 / 49	3/10	1,495	671	537	478	800	Flowing well
MC #16-3-11H	60 / 49	2/10	1,419	798	694	621	880	Flowing well
CE #1-22-23H	60 / 50	10/09	845	397	324	286	510	Pumping well
TSB #14-33-6H	50 / 41	8/09	978	450	364	318	730	Flowing well
TSB #16-8-16H	50 / 41	6/09	811	459	381	342	730	Flowing well
MC #16-34-2H	60 / 49	5/09	1,394	482	395	339	590	Pumping well
MC #16-34H	60 / 49	4/09	711	313	253	231	620	Pumping well
McKenzie County, N.D.
Grizzly #13-6H	67 / 56	Q111	—	—	—	—	—	WOCT*
Grizzly Fed #1-27H-R	74 / 60	9/10	507	—	—	—	—	Pumping well
Koala #9-5-6-5H	95 / 78	Q111	—	—	—	—	—	WOCT*
Koala #9-5-6-12H3	95 / 78	Q111	—	—	—	—	—	WOCT*
Koala #3-2-11-14H	50 / 41	2011	—	—	—	—	—	Drilling ahead
Koala #3-2-11-13H	50 / 41	2011	—	—	—	—	—	Spud after K #3-2-11-14H

*Waiting on Completion Tools / **6 stages completed, 16 stages WOCT

Management Comment

Commenting on ongoing operations, Kodiak’s President and CEO Lynn A. Peterson said:  “The results from the wells recently completed on the four-well pad are very significant as we look to develop our Williston acreage.  As we gain more production data from the wells, we should derive added confidence in our reservoir drainage model, which continues to add to our inventory of locations.  By demonstrating the productive potential of the Three Forks in our Dunn County operating area, we have added further drilling location inventory and the potential for meaningful reserve additions for our future growth.

“Completion operations were somewhat hampered by the inclement weather, similar to what we have experienced in previous years and it is always impossible to predict when the severe weather begins.  While the Three Forks test was only partially completed in six stages, we are very encouraged by the early production results. We experienced a similar partial well completion in our Moccasin Creek project area during the third quarter, and when the well was fully completed it resulted in one of our best wells to date. The stress on all services continues to be at an all time high in the Williston Basin.  However, we continue to work closely with our pressure pumping vendor and remain confident that they will meet our completions schedule.  We do expect delays through the winter months as weather makes most operations more time consuming.  Our drilling operations continue to work efficiently and smoothly providing us with additional completion inventory.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas in the Williston and Green River Basins in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com. The Company’s common shares are listed for trading on the NYSE Amex exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations of future performance, including production, production interruptions and sales, the Company’s expectations regarding connecting its wells to pipelines, the Company’s expectations regarding the productive potential of the Three Forks Formation, the Company’s expectations regarding the timing and success of its exploration and development plans and the future activities of its joint venture partner, the Company’s expectations regarding drilling plans, including the timing of drilling commencement and drilling completion of our wells, and the manner and stages in which wells are expected to be drilled, the Company’s expectations regarding the use and procurement of drilling rigs, the Company’s expectations regarding midstream activities, including oil, gas and water disposal pipelines and water intake facilities and the Company’s expectations regarding the laterals to be utilized.  Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11